Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports quarterly results
Per-share income $0.09, up from $0.12 loss in same period in 2008
YoY reversal and third straight quarter of sequential earnings growth
SAN ANTONIO—November 5, 2009—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended September 30, 2009.
In the first quarter of fiscal 2010, U.S. Global recorded net income of $1.4 million, or 9 cents per diluted share, on revenue of $8.0 million. This compares to a net loss of $1.85 million, or 12 cents per diluted share, on revenue of $8.85 million in the first quarter of fiscal year 2009. The year-over-year earnings reversal of 21 cents per share was due in part to one-time expenses for fund restructuring in the first quarter of fiscal year 2009 and the global credit contraction in late 2008 that impacted all asset classes.
Sequentially, the latest quarter improves on the earnings of $1.0 million, or 6 cents per diluted share, on revenue of $6.5 million in the fourth quarter of fiscal year 2009.
The company has scheduled a webcast for 10 a.m. Central time on Friday, November 6, 2009, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
“After the difficulties in the second half of 2008, caused by an overleveraged financial industry, residential real estate collapse and other factors, our operational revenue and our earnings have grown for three straight quarters,” says Mr. Holmes. “In the latest quarter, expenses were less than half what they were in the first quarter of fiscal year 2009. Our expenses are lower in each major category, and this also contributed to the higher earnings in the period.

1Q09 earnings, Page 2
Nov. 5, 2009
“Our assets under management at the end of the quarter were lower than where they were a year earlier, but the collective AUM in our natural resources and emerging markets funds was up more than 60 percent from where it stood at the bottom of the market in March,” Mr. Holmes continues. “We believe the long-term global economic recovery is on track, and we have positioned ourselves to benefit from that trend because we expect the fastest growth rates to continue to be in emerging markets and they need resources as they build out their economies.
“The earnings improvement in the latest quarter helps us meet our standards of care for our shareholders by, among other things, allowing us to add more depth to our investment team,” Mr. Holmes says. “As a company, our cash position remains strong, we continue to have no corporate debt and our flexible expense structure allows us to respond quickly to changing market conditions.”
Assets under management for SEC-registered funds and other clients stood at about $2.5 billion as of September 30, 2009. Total assets under management during the latest quarter averaged $2.4 billion.
Selected financial data (unaudited) for the three months ended September 30

	2009	2008
Revenue	$8,028,885	$8,847,545
Expenses	$5,651,246	$11,576,385
Tax (benefit) expense	$981,132	$(883,691)
Net income (loss)	$1,396,507	$(1,845,149)
Earnings (loss) per share (basic)	$0.09	$(0.12)
Earnings (loss) per share (diluted)	$0.09	$(0.12)
Avg. common shares outstanding (basic)	15,311,570	15,258,530
Avg. common shares outstanding (diluted)	15,318,726	15,285,155
Avg. assets under management	$2.36 billion	$4.47 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.4 billion in assets under management in the quarter ended September 30, 2009, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.